Exhibit 99.1
NEWS
93 West Main Street, Clinton, CT 06413

Connecticut Water Service, Inc. Increases Dividend
41 Consecutive Years of Increasing Dividend Payments
Annualized Dividend on Common Stock Increased to $0.93 per Share

Clinton, Connecticut, August 12, 2010 – Connecticut Water Service, Inc. (NASDAQ GS: CTWS) announced that the Company’s Board of Directors approved an annualized dividend increase of two cents per common share, or 2.2%, above the current cash dividend. The quarterly cash dividend on common shares was increased to $0.2325 per quarter from $0.2275. The increased dividend will be effective with the dividend declared by the Board on common shares payable on September 15, 2010, for shareholders of record as of September 1, 2010. The Company’s annual dividend yield is about 4.3%.

Eric W. Thornburg, Connecticut Water’s President and CEO, stated, “Connecticut Water’s Board of Directors decided that a two cent increase in the annual dividend rate was appropriate because the Company’s fundamentals remain strong. We remain focused on our long-term strategy of delivering solid performance for our shareholders and world class service to our customers.” Mr. Thornburg notes that Connecticut Water has paid dividends on common stock each quarter since its founding in 1956 without interruption or reduction and has increased dividend payments for each of the last 41 years.

Connecticut Water’s Board of Directors also declared a quarterly cash dividend of $0.20 per share on Preferred A shares (not publicly traded) payable on October 15, 2010, for shareholders of record as of October 1, 2010, and a quarterly cash dividend of $0.225 on Preferred 90 (OTCBB: CTWSP) shares on November 1, 2010, for shareholders of record as of October 18, 2010.

The Company has a Dividend Reinvestment Plan and Common Stock Purchase Plan (DRIP) available to registered shareholders. Additional information about the DRIP and a plan prospectus are available online at the Company’s Web site, http://www.ctwater.com/dividendreinvestment.htm or upon request.

###
News media contact:
Daniel J. Meaney, APR
Director of Corporate Communications
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT  06413-1600
860.669.8630, ext 3016

This news release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s results of operation, financial position and long-term strategy. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties discussed in our filings with the Securities and Exchange Commission, which could cause the Company’s actual results to differ materially from expected results. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.